Exhibit 16.1

April 23, 2024

VIA COURIER

SEC Headquarters

100 F Street NE

Washington, DC

20549

Dear Sirs:

Re: Yerbaé Brands Corp. (the “Company”)

We are the former independent auditors for the Company. We have read the statements under Item 14 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure on the Form 10 to be filed with the Securities and Exchange Commission on April 22,

2024 and are in agreement with the disclosures in the referenced Item 14, insofar as they pertain to our firm.

Should you have any questions or require any further information, please do not hesitate to contact the writer.

Yours

truly,

“Charlton & Company”

CHARLTON & COMPANY

Chartered Professional Accountants